 EX‑34.2

(logo) Grant Thornton

Report  of Independent Registered Public Accounting Firm

Regulation AB Item 1122 Servicing Platform

Grant Thornton LLP

1717 Main Street, Suite 1800

Dallas, TX 75201-4667

T 214.561.2300

F 214.561.2370

GrantThornton.com

linkd.in/GrantThorntonUS

twitter.com/GrantThorntonUS

Board of Directors

National Cooperative Bank, N.A.

We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Applicable Servicing Criteria ("Management's Report"), that National Cooperative Bank, N.A. ("NCB", the "Bank", or the "Company") complied with the criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for the servicing of asset-backed securities transactions conducted by the Bank (the ''Platform") as of and for the year ended December 31, 2015 (the "Reporting Period"), excluding criteria 1122(d)(1)(iii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ii) and 1122(d)(4)(xv), which the Bank determined are not applicable to the activities it performs with respect to the Platform. With respect to applicable servicing criteria 1122(d)(2)(iv) and 1122(d)(4)(ix), the Bank has determined, and Management's Report indicates, that there were no activities performed as of and for the year ended December 31, 2015, with respect to the Platform, because there were no occurrences of events that would require the Bank to perform such activities. The Platform consists of the asset-backed transactions and securities for which the Company acted as servicer and as defined by management in Management's Report. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

In our opinion, management's assertion that the Bank complied with the aforementioned servicing criteria as of and for the year ended December 31, 2015, for the Platform is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 29, 2016

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd